Exhibit 99.2

INVESTOR FAQS

Investor Questions and Answers

1.	What role will your executive team have after the merger?

Bristol Myers Squibb views our team as a key strength. We will provide more details on these matters as we proceed toward closing.

2.	When did discussions between Bristol Myers Squibb and Turning Point Therapeutics begin? How long did this process take?

Please refer to our 14d-9, when available.

3.	When will the tender offer be commenced?

By no later than June 20, 2022, Bristol Myers Squibb will commence a tender offer to acquire all of the outstanding shares of Turning Point Therapeutics’ common stock at a price of $76.00 per share in cash.

Upon the satisfaction or waiver of certain conditions and following completion of the tender offer, Bristol Myers Squibb will as soon as possible thereafter acquire all remaining shares not tendered in the offer through a second-step merger at the tender offer price.

The consummation of the tender offer is subject to various conditions, including a minimum tender condition of a majority of outstanding Turning Point Therapeutics shares on a fully diluted basis, the expiration or termination of the waiting period under the Hart Scott Rodino Act, and other customary conditions.

4.	When will you file with the Federal Trade Commission for Hart Scott Rodino? When do you expect clearance? Do you anticipate any significant pushback on HSR?

Further details will be available in our 14d-9, when available.

5.	When do you expect to file the Schedule 14-D forms?

The tender offer documents will be filed as promptly as practicable but no later than June 20, 2022.

6.	When do you expect the transaction to close?

We expect to close the transaction in the third quarter of 2022, subject to regulatory approvals and the satisfaction or waiver of other customary closing conditions.

Investor Messages:

•	$76 per share all cash offer, representing an equity value of $4.1 billion.

•	Transaction expected to close in Q3 2022, subject to the satisfaction or waiver of customary closing conditions, including receipt of regulatory clearance.

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Turning Point Therapeutics’ management and Board of Directors engaged in a careful and thorough process and determined that this transaction with Bristol Myers Squibb maximizes value for our stockholders.

•	The combination of Turning Point Therapeutics with a larger global organization expands the potential of our novel therapies and clinical pipeline to reach more patients globally.

•	We have significant momentum across our clinical development and drug discovery programs and this is an affirmation of the meaningful value we have created.

INVESTOR FAQS

Additional Information about the Tender Offer and Where to Find It

The tender offer referenced in this communication has not yet commenced. This communication is for information purposes only and is neither an offer to buy nor a solicitation of an offer to sell any securities of Turning Point Therapeutics, nor is it a substitute for the tender offer materials that Rhumba Merger Sub Inc. will file with the SEC upon commencement of the tender offer. The solicitation of an offer to sell and the offer to buy shares of Turning Point Therapeutics’ common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Rhumba Merger Sub Inc., a wholly owned subsidiary of Bristol Myers Squibb, intends to file with the Securities and Exchange Commission (the “SEC”). In addition, Turning Point Therapeutics will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

Turning Point Therapeutics stockholders and investors are strongly advised to read these documents when they become available, including the Solicitation/Recommendation Statement of Turning Point Therapeutics on Schedule 14D-9 and any amendments or supplements thereto, as well as any other documents relating to the tender offer and the merger that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect to whether to tender their shares into the tender offer because they contain important information, including the terms and conditions of the tender offer.

Once filed, investors will be able to obtain the tender statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of Turning Point Therapeutics on Schedule 14D-9 and related offer materials with respect to the tender offer and the merger, free of charge at the SEC’s website at www.sec.gov or from the information agent that will be named in the tender offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by Turning Point Therapeutics under the “Investors” section of Turning Point Therapeutics’ website at tptherapeutics.com

Cautionary Statement Regarding Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document, other than purely historical information, including statements relating to the acquisition of the Company by Parent and any statements relating to the Company’s business and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include those relating to the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger dated as of June 2, 2022 by and among the Company, Purchaser, and Parent (the “Merger Agreement”) including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the Merger Agreement and the possibility of any termination of the Merger Agreement. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current expectations because of numerous risks and uncertainties including with respect to the timing of the tender offer and the subsequent merger; the number of shares of the Company’s common stock that will be tendered in the tender offer; legal proceedings that may be instituted related to the Merger Agreement; any competing offers or acquisition proposals; the possibility that various conditions to the consummation of the offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the merger; and the effects of disruption from the transactions of the Company’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners. The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts the Company’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the Company’s public filings with the SEC from time to time, including the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q. The Company’s stockholders and investors are cautioned not to unduly rely on these forward-looking statements. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, the Company expressly disclaims any intent or obligation to update or revise publicly these forward-looking information or statements.